CONSENT OF DEEPAK MALHOTRA

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report, La Libertad Mine, La Libertad Region, Nicaragua” dated March 24, 2015, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Deepak Malhotra
Deepak Malhotra, Ph.D.
December 11, 2015